Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-146716 on Form N-1A of our report dated April 2, 2008, relating to the statement of assets and liabilities of AVS Listed Private Equity Portfolio, a series of ALPS Variable Insurance Trust, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado
April 2, 2008